Exhibit 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INNOVIVE PHARMACEUTICALS, INC.
Innovive Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
1. The name of the Corporation is Innovive Pharmaceuticals, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 24, 2004 under the name “Broadway Therapeutics, Inc.”
2. This Second Amended and Restated Certificate of Incorporation was duly adopted by unanimous written consent of the board of directors and written consent of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.
3. This Second Amended and Restated Certificate of Incorporation restates and amends the Amended and Restated Certificate of Incorporation filed June 27, 2006, and the text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.
IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President this 31 day of May 2007.
INNOVIVE PHARMACEUTICALS, INC.
By: /s/ Steven Kelly
     Steven Kelly, President and CEO

Exhibit A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INNOVIVE PHARMACEUTICALS, INC.
     FIRST: The name of this corporation (herein called the “Corporation”) shall be: “Innovive Pharmaceuticals, Inc.”
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.
     THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares which the Corporation shall have authority to issue is Eighty-Five Million (85,000,000) shares, consisting of (i) Seventy-Five Million (75,000,000) shares of Common Stock, $.001 par value per share, and (ii) Ten Million (10,000,000) shares of Preferred Stock, $.001 par value per share.
     The Board of Directors is authorized to issue the Preferred Stock, subject to limitations prescribed by law and the provisions of this Certificate, as shares of Preferred Stock in series, and is authorized, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:
     the number of shares constituting that series and the distinctive designation of that series;
     the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     whether that series shall have voting rights, in addition to the votin g rights provided by law, and, if so, the terms of such voting rights;
     whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;
     whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;
     the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and
     any other rights, preferences and limitations of that series.
     The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
     FIFTH: The Board of Directors shall have the power to adopt, amend, alter or repeal the by-laws.
     SIXTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no present or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsis-tent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occur-ring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
     SEVENTH: Unless and except to the extent that the bylaws of the Corporation shall so require, the election of the directors of the Corporation need not be by written ballot.

     EIGHTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.
     NINTH: The Corporation shall indemnify and hold harmless any and all of its directors or officers or former directors or officers to the fullest extent from time to time permitted by law with respect to any matter relating to his or her duty as an officer or director of the Corporation. Such indemnification shall not be deemed exclusive or any other rights to which those indemnified may be entitled, under any law, Bylaws, agreement, vote of stockholders, or otherwise. Any repeal or modification of this Article shall not adversely affect any right or protection of a director or former director existing under this Article with respect to any act or omission occurring prior to such repeal or modification.